EXHIBIT 21

SUBSIDIARIES OF K2 INC.

	Percentage of Voting Securities Owned or Subject to Voting Control By
	Company	Other
Shakespeare Conductive Fibers, LLC a Delaware limited liability company	100%
Shakespeare Company, LLC a Delaware limited liability company	100%
Subsidiaries of Shakespeare Company, LLC:
Shakespeare (Hong Kong) Ltd., a Hong Kong corporation		100%
Subsidiary of Shakespeare (Hong Kong) Ltd.:
Pacific Rim Metallic Products Ltd., a Hong Kong corporation		100%
Shakespeare Hengelsport, B.V., a Dutch corporation		100%
Shakespeare (Australia) Pty. Ltd., an Australian corporation		100%
K2 Ski Sport und Mode GmbH, a German corporation		100%
Sitca Corporation, a Washington corporation	100%
Subsidiaries of Sitca Corporation:
K-2 Corporation, an Indiana corporation		100%
Subsidiaries of K-2 Corporation:
Planet Earth Skateboards, Inc., a California corporation		100%
K-2 International, Inc., an Indiana corporation		100%
K2 Japan Corporation, a Japanese corporation		100%
Madshus A.S., a Norwegian corporation		100%
Shakespeare International Ltd., a British corporation	100%
Subsidiaries of Shakespeare International Ltd.:
Shakespeare Company (UK) Ltd., a British corporation		100%
Shakespeare Monofilament U.K. Ltd., a British corporation		100%
SMCA, Inc., a Minnesota corporation	100%
Subsidiary of SMCA, Inc.:
Stearns Inc., a Minnesota corporation		100%
Ride, Inc., a Washington corporation	100%
Subsidiaries of Ride, Inc.:
Ride Snowboard Company, a Washington corporation		100%
Ride Manufacturing, Inc, a California corporation		100%
K2 Corporation of Canada, a Canadian corporation		100%
SMP Clothing, Inc., a Washington corporation		100%
Smiley Hats, Inc., a Nevada corporation		100%
Carve, Inc., a Washington corporation		100%
Preston Binding Company, a Washington corporation		100%
K2 Funding, Inc., a Delaware corporation	100%
K2 Finance Company, LLC, a Delaware limited liability company	100%
K2 Receivables Corporation, a Delaware corporation	100%
Hilton Corporate Casuals, LLC a Delaware limited liability company	100%